UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                            June 27, 2012

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 27, 2012 CD International Enterprises, Inc. entered into a letter agreement with is Chief Executive Officer, Yuejian (James) Wang which modified the compensation terms of the Employment Agreement dated August 6, 2008.  Under the terms of this letter agreement, we and Dr. Wang agreed to the following:

•           Dr. Wang’s cash compensation for the last six months of calendar 2012 was decreased to $20,000 per month, and we accrued $120,000 which was payable either in shares of our common stock or shares we received from client companies as partial compensation for services we have rendered to those client companies, and

•           Dr. Wang’s cash compensation for calendar 2013 was decreased to $20,000 per month, and he is entitled to receive $34,166.66 per month payable either in shares of our common stock or shares we received from client companies as partial compensation for services we have rendered to those client companies.

Under the terms of the letter agreement, the value of the stock to be issued to Dr. Wang is determined on the date of issuance.

On July 2, 2013 we entered into a new Employment Agreement with Dr. Wang which provides for, among other things, payment of a base salary of $650,000 per year during the term of the agreement, eligibility to receive a discretionary if approved by our board based on a recommendation of the compensation committee, participation in certain health and welfare benefit plans, an automobile allowance and an allowance for use of an email enabled mobile phone.  Dr. Wang’s Employment Agreement, which expires on December 31, 2016, provides that he will serve as our Chief Executive Officer and a member of our Board of Directors.  The terms of this new Employment Agreement are substantially similar to his August 2008 Employment Agreement.

Under the new Employment Agreement, if Dr. Wang’s employment is terminated as a result of his death, disability, by us without cause or he resigns within 90 days following a change of control or for “good reason,” in addition to salary and certain other benefits earned prior to termination Dr. Wang will be entitled to receive a single lump sum payment in an amount equal to two times the sum of his then-current annual base salary and the highest annual discretionary bonus and the highest incentive bonus that he was entitled to receive within the three years preceding the date of termination. In addition, Dr. Wang will become fully vested in all outstanding stock incentive awards, will be entitled to certain health and welfare benefits for a period of two years following such termination and payment of additional amounts in the event additional taxes are imposed on the under Section 280G of the Internal Revenue Code.

He is not entitled to any compensation or severance benefits if the agreement is terminated for cause.  Under the Employment Agreement, “cause” means:

•	a final non-appealable adjudication of Dr. Wang of a felony, which would have a material or adverse effect on our business; or
•
the determination of the board (other than the affected employee) that Dr. Wang has engaged in intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on our business.

The descriptions of the terms and conditions of the June 27, 2012 letter agreement and the Employment Agreement dated July 2, 2013 are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.58 and 10.59 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.58	Letter agreement dated June 27, 2012 by and between CD International Enterprises, Inc. and Yuejian (James) Wang.
10.59	Employment Agreement dated July 2, 2013 by and between CD International Enterprises, Inc. and Yuejian (James) Wang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD International Enterprises, Inc.

Date: August 6, 2013	By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer